CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


KEYSTONE CONSOLIDATED INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST:      That at meetings of the Board of Directors of Keystone
Consolidated Industries, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendment is as follows:

     NOW THEREFORE BE IT RESOLVED that Article Fourth of the corporation's certificate of incorporation be amended to read in its entirety as follows:

              FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is twelve million five hundred thousand (12,500,000), of which twelve million (12,000,000)
              shares are Common Stock of the par value of One Dollar ($1.00) each and five hundred thousand (500,000) shares are Preferred Stock without par value.

              The Preferred Stock shall be issued in one or more series. The Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

        (a) The number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

        (b) The annual dividend rate on the shares of that series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

        (c) The redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

        (d) The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

        (e) The voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

        (f) The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

        (g) any other relative rights, preferences and limitations of that series.

        At all elections of directors of the Corporation each holder of Common Stock entitled to vote at such election shall be entitled to as many votes as shall equal the number of his shares of Common Stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as he may see fit. In respect of all other matters as to which the vote or consent of stockholders of the Corporation shall be required to be taken, the holders of Common Stock shall be entitled to one vote for each share of stock held by them.

        No holder of stock of the Corporation shall have any preemptive or other right whatever, as such holder, to subscribe for or purchase or to have offered to him for subscription or purchase any additional shares of stock of any class, character or description which may be issued or sold by the Corporation, or obligations of any kind which may be issued or sold by the Corporation and which shall be convertible into stock of any class of the Corporation, or to which there shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder of such obligation the right to subscribe for, or to purchase or receive from the Corporation, any shares of capital stock of any class of the Corporation, whether now or hereafter authorized.

    SECOND:   That thereafter, pursuant to the resolution of its Board of
Directors, the annual meeting of the stockholders of said corporation was duly called and Held on april 27, 1994; upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting more than two-thirds of the outstanding shares entitled to vote at such meeting were voted in favor of the foregoing amendment.

    THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, said KEYSTONE CONSOLIDATED INDUSTRIES, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Glenn R. Simmons, Chairman and Chief Executive Officer, and attested by Sandra
K. Myers, its secretary, this _____ day of August, 1994.


                            KEYSTONE CONSOLIDATED INDUSTRIES, INC.





                            Glenn R. Simmons, Chairman
                             and Chief Executive Officer

ATTEST:



By
   Sandra K. Myers, Secretary





STATE OF TEXAS     )
                   ) SS.
COUNTY OF DALLAS   )


    BE IT REMEMBERED that on this ____ day of August, 1994 personally came before me, a Notary Public in and for the County and State aforesaid, Glenn R. Simmons, Chairman of the Board and Chief Executive Officer, of Keystone Consolidated Industries, Inc. , a corporation of the State of Delaware, and he duly executed said certificate before me and acknowledged the said certificate to be his act and deed and the act and deed of said corporation and the facts stated therein are true; and that the seal affixed to said certificate and attested by the Secretary of said corporation is the common or corporate seal of said corporation.

    IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.



                                           Linda S. Roberts
Corp103
corp\lr\8/5/94